SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

April 28, 2005

NETFRAN DEVELOPMENT CORP.

(Exact Name of Registrant as Specified in Charter)

Florida	0-50051	65-0983277
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

8000 Towers Crescent Drive, Suite 1220
Vienna, VA 22182

(Address of principal executive offices) (Zip Code)

(703) 918-2430

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Pursuant to authority conferred upon the Board of Directors of Netfran’s wholly-owned subsidiary Ariel Way, Inc. (“Ariel Way”), a corporation organized and existing under the Delaware General Corporation Law, as amended, Ariel Way by the Certificate of Incorporation of the Corporation, as in effect as of the date hereof, the Board of Directors of Ariel Way, by action duly taken by written consent in lieu of a meeting adopted resolutions creating a new series of two million (2,000,000) shares of Preferred Stock of the Corporation designated as “Series A Redeemable Preferred Stock” (the “Series A Redeemable Preferred Stock”), out of Ariel Way’s previously authorized Preferred Stock, which resolutions remain in full force and effect on the date hereof .

Ariel Way filed on April 19, 2005 with the Delaware Secretary of State a Certificate of Designation providing the terms and conditions of the Ariel Way Series A Redeemable Preferred Stock.

Each issued and outstanding share of Ariel Way Series A Redeemable Preferred Stock shall accrue a dividend from the Original Issue Date equal to twelve percent (12%) of the Original Purchase Price per annum, which shall be payable when, as and if declared by the Ariel Way Board of Directors, but only out of assets of Ariel Way that are legally available for distribution to Ariel Way’s stockholders. For purposes of the Certificate of Designation: (i) the term “Original Issue Date” means April 19, 2005; and (ii) the term “Original Purchase Price” means one dollar ($1.00) per share of Series A Redeemable Preferred Stock, as adjusted upon any stock split, reverse stock split, combination or recapitalization affecting the shares of Series A Redeemable Preferred Stock. Ariel Way shall not pay or declare any dividends on the Common Stock of Ariel Way unless the full accrued and unpaid dividends on the Series A Redeemable Preferred Stock described in this paragraph have been paid.

Redemption Rights of the Ariel Way Series A Redeemable Preferred Stock. As soon as reasonably practicable (but in no event more than five (5) business days) after receipt by Ariel Way from the holder(s) of a majority of the issued and outstanding shares of Series A Redeemable Preferred Stock of a written certification executed by such holder(s) requesting that the Series A Redeemable Preferred Stock be redeemed by Ariel Way, at any time on or after the sixty (60) day anniversary of the Original Issue Date, all of the issued and outstanding shares of Series A Redeemable Preferred Stock shall be redeemed by Ariel Way as set forth in this paragraph. Each share of Series A Redeemable Preferred Stock shall be redeemed, out of the assets of Ariel Way legally available for distribution to Ariel Way’s stockholders, for an amount equal to the sum of: (i) the Original Purchase Price of such share of Series A Redeemable Preferred Stock; plus (ii) any accrued and unpaid dividends upon such share of Series A Redeemable Preferred Stock as of the date of redemption, determined in accordance with Section 2 of the Certificate of Designation (the “Redemption Amount”), except that if such assets are insufficient to make payment to each holder of Series A Redeemable Preferred Stock of the full Redemption Amount for such holder’s shares of Series A Redeemable Preferred Stock, then all of such assets shall be distributed among the holders of Series A Redeemable Preferred Stock, ratably in proportion to the full amounts to which such holders would otherwise be respectively entitled, in full redemption of their respective shares of Series A Redeemable Preferred Stock.

On April 21, 2005, Ariel Way sold and issued to Cornell Capital Partners, LP, two million (2,000,000) shares of the Series A Redeemable Preferred Stock of Ariel Way, for a purchase price of $1.00 per share and an aggregate purchase price of $2,000,000 with the rights, preference and privileges set forth in the Certificate of Designation filed by Ariel Way on April 19, 2005 with the Delaware Secretary of State, in the form attached hereto as Exhibit 99.1, on the terms and conditions set forth in a Stock Purchase Agreement by and between Ariel Way, Inc. and Cornell Capital Partners, LP, dated April 19, 2005, in the form attached hereto as Exhibit 99.2.

One condition for the closing by Netfran’s subsidiary dbsXmedia, Inc., as was announced on April 28, 2005, of its acquisition of the Loral Skynet Business TV product line and the assumption by dbsXmedia of the Loral Skynet Business TV client base as of April 22, 2005, was that Netfran on a consolidated financial basis could demonstrate a total tangible net worth in excess of $2,000,000. The sale of the Series A Redeemable Preferred Stock of Ariel Way to Cornell Capital Partners, LLC, for an aggregate purchase price of $2,000,000 and the availability of an aggregate $2,000,000 in funds as restricted cash satisfied this particular closing condition upon Netfran.

A copy of the press release announcing the Ariel Way’s dbsXmedia completing the purchase of Loral Skynet BTV product line is attached as an exhibit under Item 9.01(c) of this report.

Item 9.01 Financial Statements and Exhibits.

(c)           Exhibits Furnished.

99.1       Ariel Way, Inc. Certificate of Designation, as filed with Delaware Secretary of State - Series A Redeemable Preferred Stock, dated April 19, 2005.
99.2       Stock Purchase Agreement between Ariel Way, Inc. and Cornell Capital Partners, LP, dated April 19, 2005
99.3       Press Release, dated April 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NETFRAN DEVELOPMENT CORP.

By: /s/ Arne Dunhem
Name:  Arne Dunhem
Title: President and Chief Executive Officer

Date: April 28, 2005